Exhibit 99.1
     Recent Developments
     Our revenues for the months of July and August 2009 from affiliated and agency operations, net of agency retention, were generally consistent with our expectations, as noted in our earnings release for the quarter ended June 30, 2009. Title order counts in August were slightly lower as compared with July, but through late September have trended upward as compared with August, corresponding to the decline in mortgage interest rates to new recent lows. Increasing title orders generally precede increases in revenues. Revenues in our real estate information services segment for the months of July and August 2009 continued to benefit from the significant increase in loan modification services as described in our Form 10-Q for the quarter ended June 30, 2009. Our REI segment revenues should remain strong from the cycle of mortgage modifications, short sales, foreclosure, and lender real estate owned business.
     Employee and other operating costs during July and August were generally consistent with second quarter run-rates. We performed our normal quarterly review of title loss reserves in September rather than October in conjunction with the preparation for the offering of the Notes. As a result of this review, title losses for the period include a further reserve strengthening charge of $12.5 million relating primarily to the prior policy years of 2006 and 2007. No further reserve strengthening was deemed necessary for the 2005 policy year as of this current review. In addition, we revised our title loss accrual rate for all of 2009, resulting in a policy loss adjustment expense of $3.8 million relating to the eight months ended August 31, 2009.
     During August, we recorded a $2.2 million impairment charge on cost-basis investments in two real estate partnerships due to write-downs taken by the partnerships on the underlying properties.
     After accounting for the $18.5 million of charges and year to date accruals discussed above, our pre-tax loss (before non-controlling interests) for July and August 2009 is approximately $12.1 million. For the third quarter of 2008, we recorded a pre-tax loss (before non-controlling interests) of $39.7 million, including charges of approximately $10 million, and a net loss of $30.0 million. In late September, we became aware of developments on a prior year title claim related to a title policy issued in 2006. We will accrue a $3.0 million reserve for large title losses for this claim in the third quarter. In the event of payment of a claim related to this reserve, we intend to vigorously pursue our rights to recovery from third parties.
     We are pleased with current operating results for July and August. Our affiliated title operations generated income before taxes for the six months ended June 30, 2009, and have continued to perform well in July and August. Our agency operations also continue to show improvement. Our average remittance per agent has risen significantly from 2008 levels and claims generated by our current agent network are significantly less than those generated by cancelled agents. We continue to aggressively pursue the cost-saving and efficiency initiatives described in our second quarter Form 10-Q.
     Our determined actions to align our controllable costs with changing market conditions as well as our increasing market share (from 11.7 percent at the beginning of 2008 to 13.1 percent in the second quarter 2009 according to the American Land Title Association) have positioned us to take advantage of higher real estate transaction volumes fueled by low interest rates, which drive increases in both refinance activity and home sales.
     We are seeing indications that housing markets have bottomed. Existing home sales increased 16.7 percent from January 2009 to July 2009 (on a seasonally-adjusted, annualized rate). New home sales are up 40 percent in that same period. The Case-Shiller 20-City Home Price Index has risen for two consecutive months, with only two cities posting a price decline from May to June 2009, the latest period available. Pending home sales have increased in September, according to the National Association of Realtors.
     Freddie Mac reported on October 1, 2009, that interest rates for 30-year, fixed-rate loans averaged 4.94 percent nationwide. To place this low rate in perspective, in the more than 500 weeks since January 2000, rates have been lower just 10 times.
     Some of the information above reflects our current expectations and is based on currently available information, which is subject to revision based on actual results.